EXHIBIT 99.2

FIBERSTARS, INCORPORATED

Moderator:  John Davenport
May 11, 2006
10:30 am CT

Operator:	Good morning. My name is (Angela) and I will be your conference operator today. At this time I would like to welcome everyone to the Fiberstars Incorporated first quarter results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. Mr. Davenport you may begin your conference.

John Davenport:	Thank you (Angela). Good morning and welcome to the call.

Joining me is Bob Connors, our CFO. I’ll open with a few comments. Bob will go through the numbers. I’ll say a few words about our 2006 marketing and sales plan, provide some detail on where we are with customers, and bring you up to date on our progress on the recent DOD order to equip three Navy ships. Then we’ll open it to questions.

But first I’d like to remind you that forward-looking statements made on this conference call are pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our outlook for the first quarter of 2006, goals and business outlook for 2006 and thereafter, future EFO sales, enhancements to each EFO, our revenue, and DARPA funding.

Investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results may differ materially from the results predicted. Factors that could cause actual results to materially differ from the forward-looking statements in this presentation are set forth in our most recent annual report on form 10-K for the year ended December 31, 2005.

These forward-looking statements speak only as of the date hereof. We disclaim any intention or obligation to update or revise any forward-looking statements.

So first, concerning our Q1 2006 financial results: As we discussed on our April 3 call, sales in the first quarter are down about 22% over last year largely due to a continued decrease in pool sales. Having said that, we are encouraged that pool sales in Q2 are already significantly better due to a strong demand for the new control and LED water feature products discussed in some detail in April and which just began shipping at the end of Q1.

Our outlook for pool sales, therefore in Q2 is much more positive. We expect that Q2 2006 pool sales to be much closer to the Q2 2005 numbers.

We also were disappointed to note in April that EFO sales were affected by timing delays in the first quarter and said that we expected about a quarter shift in EFO shipments as a result. That appears to be about right.

Delayed orders are beginning to ship in Q2 and in particular we’re making good progress on the DOD Navy ship install project. We’re expecting about 25% of that order or about a half million dollars to be completed in Q2. The growth in EFO in Q2 should be large enough to stem most of the erosion in our traditional fiber optic commercial business.

As a result we expect that overall Q2 sales will show only a modest decline in Q2 as opposed to the sharp decline we experienced in Q1.

Now I’d like to turn it over to Bob for a more detailed look at the numbers. After that I’ll provide some more detailed comments.

Bob Connors:	Thanks John.

In the first quarter revenue came in at $5,327,000, down 22% from the same quarter a year ago. And as John mentioned the primary reason was the shortfall in pool sales, which were down mainly in the spa business and the underwater lighting business, which had initiated this decline last year. And continues into this year as expected.

EFO sales were flat primarily as a result of some sales being delayed into Q2. Gross profit was $1,602,000, a gross profit margin of 30%, down from 37% a year ago primarily as a result of underutilizing under capacity in our manufacturing group and having overhead as a high percentage of sales. We expect this to diminish in effect as the year goes on as sales build.

Total operating expenses were $4.2 million, up about $600,000 from a year ago with the increase coming about as a result of additional restructuring expenses, which should be pretty much closed out now, along with the additional expenses from option expensing as a result of implementing FAS 123R.

The net result was a loss of 2.4 million compared to a loss of 1.1 million a year ago or a loss of 22 cents a share compared to a loss of 14 cents a share as a result of the lower sales combined with slightly higher expenses.

Looking at the balance sheet, cash plus short-term investments as of the end of the quarter were at $19 million. This is down from 23.5 million at the end of the year for a couple reasons. One is we typically see cash decline in the first quarter as a result of seasonality in the pool business where we have the early buy program taking place in the fourth quarter, which results in accounts receivable that are not paid until the second quarter. This causes cash to go down during the first quarter.

We also paid down some accounts payable bills that were outstanding as of the end of the year. Some of which were due to the restructuring charges that we took at year-end.

Overall the balance sheet remains relatively strong with $36.4 million in net asset value. We do expect during the year, as discussed previously, some cash utilization as we continue to invest in the EFO product line building sales and marketing expenses as well as developing the operational capabilities to deliver some of these larger orders that John’s been talking about.

Looking forward EFO sales should improve in Q2 as a result of having both commercial sales and now military sales with the expectation of $500,000 of Department of Defense deliveries in Q2.

Traditional fiber optic sales will be down, but not as much as in Q1. Q2 sales as a whole are expected to be lower than the prior year but will be much closer to 2005 Q2 sales. Again, this is primarily a result of EFO sales overcoming some shortfall in the traditional fiber optic business and also the traditional fiber optic seeing some improvement as a result of the sales of new products in the pool side of the business.

The loss will be lower in Q2 than in Q1 but larger than Q2 last year mainly because of slightly higher expenses and some decline in sales in Q2.

2006 as a whole we expect EFO sales in 2006 to be between 4 and 10 million as stated previously. We also see the traditional fiber optic business to be down modestly. As we’ve seen earlier the new pool products are starting to have effect – will start to have effect in Q2 and through the rest of the year.

So overall we expect the decline in the traditional fiber optic business to be comparable to what it was last year.

We do still expect a loss this year as a result of the higher expenses on EFO, some of the structural charges we’ve talked about, Sarbanes-Oxley and FAS 123R, and the balance of the restructure, which we’ve already experienced in Q1. We do expect that FAS 123R expenses, which were 163,000 in Q1 to build during the year as existing options continue to vest.

With that I’ll turn it back over to you John to talk about the business.

John Davenport:	Thank you Bob.

I’d like to spend a few moments now on the three areas that I’ve talked about a moment ago: Our marketing and sales plan in 2006; I’ll next provide you an update on EFO customers; And finally give and update on our Navy ship installation project.

Well first of all, our 2006 EFO focus is primarily on food retail, 65% of our effort. Next commercial and other retail, about 20% of our effort. And government with the installation of these ships, 15% of our effort. So most of our focus in 2006 will be on food/ retail.

The sales strategy, which we developed in 2005 was to develop “foothold” accounts, where we capitalize on the successes of those accounts and take them to other folks and get them to adopt EFO. As a result of that work we were able to create two foothold accounts, which have been great. Those two being, of course, Cinemark and Whole Foods Market.

We are pleased in 2006 to now add Albertson’s to that list. And our sales strategy is really to increase our efforts on foothold accounts. We are expecting to add to that list in 2006.

As you know we’re working on Publix, Pathmark,,Wal-Mart and Safeway and others.  Hopefully one of those accounts or maybe a new account that I haven’t mentioned will be able to be added to that list. To help us do that we are adding to our sales force. We added one new sales person in the first quarter. We are planning to add two more in Q2, one to which an offer has been extended. Both of these are seasoned sales folks with experience in lighting. And then we’ll add some more toward the end of the year.

We also plan to better utilize our sixty plus domestic lighting reps for EFO. They’ll be especially important as we grow our spec business, for example, as commercial buildings become more important later in the year. In particular we’ve added one Fiberstars inside sales person already in 2006 and as that part of the business grows we’ll no doubt add more to support it.

Utility rebates are expected to become more important going forward in 2006. And toward that end we’ve established a relationship with Amaresco the fastest growing ESCO, energy services company in the United States. I’d like to go through an example of how a rebate works.

We’ve talked about Pathmark in the past and that’s the one I’m going to go but into a little bit more more detail. We’re talking about 24 Long Island stores where we’ve proposed about $888,000 in equipment. The LIPA incentive would be $300 per kilowatt reduced for about $220,000 reduction. So that (Pathmark)’s out of pocket cost would be only $668,000.

But it doesn’t end there. LIPA also offers another incentive, a reduction of five cents per kilowatt hour for the kilowatt hours reduced and that doesn’t have a time limit. That goes forward. That’s another 25% of the cost. Annual savings as a result are nearly $600,000. Simple payback is on the order of a year - 1.1 years.

Now that’s even my little simple explanation and even it’s complex. When you get into the details and how these rebates actually occur it can get to be very complex. And that’s really why the relationship with Amaresco, who is passing the rebate from Long Island on to the customer - why that’s so important is to help us make that process much less complicated for the customer. And that’s beginning to work. And I’ll talk about that in a few minutes in a little bit more detail.

In 2005 we had a very limited marketing resources and therefore we had very limited marketing efforts. We only attended the most critical trade shows, FMI (Food Marketing Institute), EEI, and LightFair. Our public relations was Ted. You met him in April. And his process was to make sure he had lunch with key editors of lighting magazines and keep them informed. And in fact that was successful. We did get into several trade publications as a result of his efforts.

Advertising. We basically had none.. We only  had a small ad in Architectural Lighting magazine. We also did targeted direct mailing campaigns and actually got pretty good response with this limited effort.

Because of the offering we have more funds to devote to this. We have significantly increased our budget for marketing. Trade show activity is two and a half times in 2006 what it was last year. There will be two EEI shows. We launched EFO ICE to energy managers at FMI.  We talked about global shop last time. We had a very successful presence there.

We’ve developed a new booth for LightFair. Everyone on the call is invited to come. It’s at the end of this month. We just recently attended the “Light and Buildings” show in Frankfurt, Germany and launched EFO ICE in Germany. I’ll say a word or two about that in a moment.

We’re going to be having a booth at the Green Buildings Council conference with Gensler. They will be in our booth,. So, there’s lots and lots of activity already in 2006.

Trade shows are important. As I said EFO ICE was launched at our recent trade show in Frankfurt and it will also be shown, of course, at Light Fair. ICE  fixture tests have, been requested, as a result, by several customers.

In 2006, we started working with an external public relations agencies .  We started with a small one in Q1 and then hired the Antenna Group recently going forward because we saw the potential. And we’re beginning to see the results of that.

As a matter of fact, we’re in the April issue of Building Design & Construction and have made the cover of the May issue of Visual Merchandising and Store Design. Both of these publications are the publications that trade we’re trying to get to reads.

We’ll also be doing more advertising in 2006. You’ll see us in Supermarket News and Energy and Power magazine. Again, these are magazines the trade reads. We’re hoping that our PR firm will also get us into publications that you might also enjoy reading or  have on your desk in the morning as you start you day, the Wall Street Journal, or New York Times for example.  We’re working on that.

In 2006 we’ll be implementing five places around the country where we’ll be using as showrooms to show customers EFO, similarly conceptually to the Lighting Academy that we have had operational in Germany for about a year. One of those will be at our headquarters in Solon, Ohio where we’ve already done one of our conference rooms and one of the hallways with EFO and have been able to show that lighting effectively customers. We’ll do much more of that as we go forward.

Three of those new centers will be at Gensler locations, one an expanded center in New York City. I talked a little bit about that last time but we’ve also shipped product to Las Vegas so we’ll have a center coming up there, and then in San Francisco, California.  Then there’ll be two others with another partner/customer.

We’ve also added an applications group in the first quarter. Jim Cirillo who has a background in lighting and come from the engineering group will be heading the applications group. He knows the products and he knows the people. He was our contracts manager for the DARPA program, so he’s got a very good understanding of what’s going on.

We’ll be adding sales engineers and an installation technician as we go forward. This capability is necessary as customers modify fixtures, for example, to utilize EFO in their applications.

Take a look at our website, EFO ICE is up on the website. If you’d like to know how much you can save if you happen to own a supermarket or convenience store, you can calculate the savings. If you like what you see you can call us. We’ll be doing much more with the website in 2006 and going forward.

We’re also planning to hire a director of marketing. That person will be an “A-list” person from the lighting industry. The idea is to create a greater awareness of EFO at all market levels.

Now let’s do the customer update. Let’s start with the foothold accounts. We expect to see activity from all of them in the second quarter. We expect to ship four Whole Foods orders in the second quarter with the order size growing as more departments continue to be added. More than 200 EFO systems are involved.

We expect to ship three Cinemark orders as well, and of course the five new Albertson’s orders we announced recently. We are pleased that Albertson’s will join our foothold account this quarter. While the current orders cover their seafood areas only, we are already in discussions for further expansion. With 3,800 combined locations for Albertson’s/Supervalu, this customer holds tremendous potential for EFO.

Speaking of Albertson’s, the Albertson’s Southern Cal data supports Fiberstars’ estimates on energy savings. We, as well as our customers, are awaiting publication of these results.

Let’s talk about EFO-ICE. Publix supermarkets is working on installing generators required by the state, they have to be in before hurricane season begins. After that they’ll pick up on the EFO project. We’re expecting to receive an order for our first Pathmark store in the quarter largely due to our involvement in the rebate process, so we’re making progress in that area. At A&P the evaluation process is continuing. We expect the rebates will play an important part here as well.

We’re meeting with the COSCO energy director today to review the installation there. We have a new installation at Rite Aid and we’ve quoted 1,800 stores. We’ll be doing an installation at Walgreen’s also later in the quarter.

We’re meeting with Wal-Mart today as well.  It turns out that it’s a  busy day. They’re particularly interested in the maintenance aspect of EFO-ICE. Quoting a Wal-Mart executive, “Using EFO we’ll never have to change a ballast in a cooler case again.” Of course the energy savings is also important to them.

We have an installation at ALDI’s and are waiting comments and there are six more accounts that have requested tests for EFO-ICE.  We’re working with them to get them in as soon as possible. Four new European customers were introduced to EFO-ICE at the Frankfurt show. Our European team will be working with them in the second quarter.

Now let’s review non-ICE projects above and beyond the foothold accounts already reviewed earlier. Most exciting, EFO is currently specified for use in the Bank of America tower on all 50 plus floors. We have been recommended and are on the spec for the ING Phase 2 expected to begin sometime in the third quarter, another exciting project.

The Safeway test has been installed and we’re currently going through the review process with them. Two large new non-supermarket accounts are reviewing the use of EFO down lights to replace MR16 halogen lamps. EFO can save, of course, up to 80% in energy when replacing halogen lamps.

Other projects include the Texas Hospital where nothing is expected until the fourth quarter at the earliest as reported previously, and Ethan Allen where we’re continuing to work with their team. Of course, Ethan Allen is a continuing Fiberstrars traditional fiber optics customer.

There’s also activity in Dock lights. one recent customer for example has placed an order for 20 Dock lights. One recent exciting thing is an event sponsored by a European sign company in which they announced “an advertising sign that shows the lowest power consumption worldwide.”

The sign based, on Fiberstars’ EFO lighting, replaced conventional halogen bulbs. With energy produced riding a bicycle at the event local politicians and celebrities could  to power the sign for an hour. In the process they raised 200,000 Euros for charities.

The company has 25,000 conventional advertising signs all of which are candidates for the new energy efficient design. While that project is just beginning it has significant potential for EFO. Finally, we’ve identified an elevator project with National Elevator Cab which we just started.

Fiberstars, DARPA and the Navy just kicked off the $2.1 million ship install project in mid-April in a joint meeting. The time since then has been spent on hardening components to pass Navy standards , updating material and finished specifications for components and also performing qualification tests. These tests include response to hot diesel fumes, salt spray, corrosion and vibration. All of these tests, of course, are useful for commercial applications.

We’ve also started on new fixture designs using HID EFO and a new LED EFO product design for “berth” lights. Finally, we’ve been working with DARPA and Navy maintenance centers to identify specific ships in the operating fleet for the lighting.

In summary, the overall customer response for EFO continues to be strong. We are encouraged by EFO growth we’re seeing in the second quarter and we believe support for the EFO projections we’ve made earlier.

So at this point I’d like to open it up for any questions that you might have.

Operator:

Thank you. At this time I’d like to remind everyone, if you would like to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of (Michael Horowitz) of Pacific Growth Equities.

(Michael Horowitz):	Hi fellows.

John Davenport:	Hi (Michael).

(Michael Horowitz):

By far and away the best call I’ve heard in quite a while from you guys. Very good and congratulations. I want to start with the traditional business which seems to be stabilizing and looking much better. Can you explain that to me a little bit more because you do realize when you gave guidance on EFO you do it as a percentage of total?

So if we can see, does it work if I see the traditional business getting better and EFO gaining traction that numbers are looking pretty good to you?

John Davenport:	Let me start out first by saying that we’ve decided to de-couple the percentages from the dollars. That’s why we’ve just talked only about the dollars.

(Michael Horowitz):	Good.

John Davenport:

So that’s the range. It doesn’t matter what happens to the traditional business. But you’re right about  our caring about the traditional business. It provides cash flow and it’s really a nice business as well. We love our customers.

Let’s talk about the pool business. Those new products I talked about, the LED water features products as well as the lighting control and other control products that we’ve introduced, are receiving tremendous response. We had a product falloff in our spa product line, and that was the main reason for the decline that we saw in the pool sector. That looks to being stemmed by the introduction of these new products.

These are great new products. They don’t involve reinventing the second law of thermodynamics but they’re very nice products that are being very well received by our customers, so we’re pleased about that.

The second area is in the area of traditional fiber optics for commercial applications. There we are also seeing some help as we’ve introduced new LED products in the commercial line. In 2005 we sold about $2 million in the traditional business  using LED versions of these products.

While they allow to create special lighting effects, they not yet particularly suited as efficient lighting.. So, does that answer your question (Michael)?

(Michael Horowitz):

Yeah. That’s good to see. I think it’s important the traditional business is stabilizing. I want to understand a little bit more about the Bank of America building you’re designed in. So you’re in the specs, correct?

John Davenport:

That is absolutely correct. I’d love to understand more about it too. I’ve been on the phone about that just very recently. Let me just say it is necessary but not sufficient to be on the spec. Remember we’re only on the second floor of steel on the Bank of America building. This is going to be a 2007 lighting job.

But the exciting part is you can’t be in the lighting if you’re not on the spec. Others fell by the wayside. Remember the last time I talked we were only being considered for the spec, now we’re on the spec and that really feels good.

We’ll be working on mock-ups going forward to  show the design folks that we deserve to be on the spec, so all of that is very exciting. But there is a lot of work to be done and you can fall off of the spec. It’s the beginning part of the process.

(Michael Horowitz):	So when you mentioned earlier Albertson’s and Supervalu, obviously the combination, so things have just trucked right along there regardless of them getting together.

John Davenport:

So far that’s been the case. We’ve been cautiously optimistic and it’s appearing that that marriage is working - at least from our point of view. Albertson’s is ordering product and that’s a great thing for us.

(Michael Horowitz):	And then lastly, housekeeping. EFO cost reductions that you had started a while back and how those are going.

John Davenport:

Great. I’d like. I’m hoping maybe on the next call to spend a little bit more time in this area especially the manufacturing area. A lot of great things are going on, but I thought it was probably more important to hit the customers a little bit harder this time.

Let me just say that we are working very hard on cost reduction. We just hired a new Quality person. This Quality person, a woman, has a Six Sigma Black Belt for those of you who know about the quality efforts at Motorola and General Electric and others. She really understands quality.  Cost reductions and quality go together. The old thinking is that it costs you money to have high quality. Well it turns out and Jack Welsh proved this -- I was there -- that it costs you less to have high quality because you’re not spending your time hauling the trash around, for example.

You have a lean - a much leaner operation, things aren’t broken, and so forth. So we’re going down that path and we’re working on that very aggressively. We’ve reduced the cost of CPCs in half. –with our own coating machine.  But more importantly we have control of our destiny. There’s a lot more going on and I’d like to be able to talk a little bit more about that next time.

(Michael Horowitz):	Great I appreciate it. I’ll hop back in the queue. Thanks.

Operator:	Your next question comes from the line of John Roy of WR Hambrecht & Co.

John Roy:	Hey John.

John Davenport:	Hi John.

John Roy:

Hey a couple quick, simple questions -- the burn rate. What was it last quarter and it sounds like you’re putting on a lot of people which I agree with 100% to get EFO going more. But is that going to increase? That was the first question.

John Davenport:

I’m going to turn that over to Bob - let me just say this that we raised this money for a reason. We are not timidly going after EFO. We are going after EFO with all of the resources and energy that we can. But with - keeping in mind, of course, that we have a responsibility to keep that burn rate as low as possible. Bob?

Bob Connors:

Yeah, John the burn rate in the first quarter was about $4.5 million and it’s higher than a typical quarter for a couple of reasons. We had the pool early buy - seasonality effect of the pool business which if you look historically cash has always gone down for Fiberstars in the first quarter. In some cases it’s been $2 million to $3 million and in fact just due to that alone.

We also had to make some payments on some of the restructuring costs that we had incurred in the first - or the second half of last year. And that’s also somewhat a one-time effect. Having said that, as John said, we are going to be doing some investing in EFO so that’s why I’m saying this year I would expect between $4 million and $8 million of cash burn, probably a bit lumpy. It won’t be an even flow but by the end of the year it will probably be about in that range.

John Roy:	Four to eight million for the entire year, or for the next three quarters?

Bob Connors:	For the entire year.

John Roy:

Okay. Cool. And one other quick question. When you’re talking about EFO sales, did I hear right that you had decoupled them from totals - percentage of total sales and you’re now saying what exactly in terms of dollars?

John Davenport:	Yes, Bob?

John Roy:	What would it be…

Bob Connors:	Well the range that we’re giving is $4 million to $10 million for the year. So…

John Roy:	Okay I just wanted to make sure I heard that right.

Bob Connors:	Yeah it’s kind of a wide range because…

John Davenport:	So it’s an absolute number. There’s no calculations now required.

John Roy:	Right.

Bob Connors:	And the range is wide because some of these accounts are large and we just don’t know…

John Roy:	Right you don’t know exactly when they’re going to hit and where they’re going to hit.

Bob Connors:	Right.

John Davenport:	Exactly.

John Roy:	Great. Thanks guys.

Operator:	Your next question comes from the line of Lenny Brecken of Brecken Capital.

Lenny Brecken:

Hi, gentlemen. I am encouraged to see the EFO activity and to John, thanks for the explanations on the channel, you know, looking at channel. John can I ask you - you know I’ve asked in the past about supplementing executive management. Can you just address that if you can at this point?

John Davenport:	Sure.

Lenny Brecken:	And I have a follow-up question with you as well if you don’t mind. Thank you.

John Davenport:

Yes one of the things that was a regular part of our GE protocol was to make sure that we had backups in place who could handle each of the critical jobs. And I’m working toward that end. Folks that we’re hiring are people who have - we’re hiring key positions to provide those kinds of backup.

Bob has a great Controller who has been a CFO in the past. The same is true in  the in the Marketing area. We are planning on hiring a Senior Marketing person. And we have several senior people there to provide back-up to Ted. The - so we are moving forward in that area. We will be looking for a longer term Operations person. (Wayne Platt) has done a great job taking us from Fremont, CA and moving our operations to Cleveland, Ohio. That’s not in his long-term future. He wants to start golfing a little bit more regularly going forward. And so we’ll be looking for a back-up for him this year.

Lenny Brecken:

Okay well thank you John. In terms of the two other questions I had. In terms - the cash burn this year seems to be pretty reasonable, especially where you’re starting out. I would assume that given the backlog of business, the requirements could do any other sort of financing for the balance of the year is off the table.

And the second question is, I mean, given we have some backlog of customers and business, is it safe to assume that, say the Navy will do - you know, and I don’t need you to confirm exact amounts but - you know, for this quarter we can assume to be, you know, Navy several hundred thousand dollars at least since you’re starting that and then the traditional business - and what I mean by traditional non-Navy EFO - doing at least what you did last quarter?

John Davenport:	Yeah why don’t you take the financing one?

Bob Connors:

Yeah I think the financing should be off the table this year, Lenny. When we raised the funds last year we said that we felt that it should last us on the order of three years. And I think we’re tracking pretty well on that so far. So I wouldn’t expect anything in that line this year.

John Davenport:

Yeah let me answer that second point. I think the answer in general is yes. We expect EFO to be up significantly in the second quarter. The - we had two whole foods markets that were delayed. Those happened. And we had the Navy order that was delayed, and that has happened. So the second quarter should be up as a result of that. And I said that we were experiencing a delay of about a quarter and that appears to be what we’re seeing. So I don’t want to nail the number down exactly but your thinking is in the same direction that our thinking is in.

Lenny Brecken:	Okay great. So we should see a significant increase in EFO this quarter. And John can you give us a range of bidded business so far if you can?

John Davenport:	I’m sorry which business? I missed the word.

Lenny Brecken:	EFO -- can you give us some idea, even a range of business that you’ve bid on and it’s outstanding on the street?

John Davenport:

Well I don’t like to do that but I can tell you that these orders -- Bank of America building for example -- is a big order. We talked about a - the 1000 store order that - at a large supermarket chain.  That was a $50 million, proposal -- so, you can get the big numbers. So we have - and everything in between, everything in between, right down to a .

Lenny Brecken:	Okay so it seems like your 4 to $10 million number has been significantly discounted versus the (bidded) business on the street.

John Davenport:	Absolutely

Lenny Brecken:	Okay that’s what I wanted an idea of. Thank you.

Operator:	Your next question comes from the line of Bill Gibson of Nollenberger Capital.

Bill Gibson:

Good morning. Sir, I want to follow up a little bit on Lenny on just trying to pin down the second quarter EFO number. Now that’s not our interest in the stock just based on second quarter but, you know, we’ve got to have estimates out there. Will the business away from the Navy be bigger than the Navy in the second quarter? It’s the breadbox case.

John Davenport:

We just don’t know. What we’re saying is that we’ve given you a half a million dollars from the Navy in the second quarter. And I have told you that we’ve got four Whole Foods that we’re going to see and three Cinemarks but we don’t see, you know, we’re not saying that it’s going to be as large as that.

Bill Gibson:	Okay.

John Davenport:	We’re just trying to be conservative just as we talked about with Lenny a moment ago. We don’t, sit here and just give you 90% of the proposals that we have out there. We’re not doing that.

Bill Gibson:	No I can appreciate that. And then on a little different…

John Davenport:	We want to make this quarter.

Bill Gibson:

Yeah. On a little different topic John -- I know you’re awaiting the data from Southern California Edison. But I understand Albertsons is going to install LED, you know, back by the same sort of test about, you know, with Southern California Edison doing the measurements. Could you give us a little sense yourself on how the two compare and how you think it will play out?

John Davenport:

Sure I’ll be glad to. As you know I’ve got a background in LEDs and in fact this was one of the things that we talked about early on. You know, what is the main advantage? Why EFO in this application? Well let’s first talk about their tests. As you know, and I think I’ve mentioned before, Southern Cal Edison is giving a paper at the September FMI Conference -- Food Management Conference. I gave a paper a couple years ago there. And - which they’re comparing EFO versus LEDs in a freezer application. So of course they have to get some data to do that. And they’ve asked Albertsons to help them there. And of course, that store which has already (instrumented) as an ideal vehicle.

Having said that, why EFO versus LEDs? The first reason is that EFO actually takes the power outside of the case. It’s the only technology that actually takes the heat source outside of where the ice cream is trying to be frozen. And that is a tremendous advantage. Even if you didn’t save any energy on a light, taking it out means that the compressor doesn’t have to work as hard. And that can be a significant savings all by itself.

The second point is that you of course want to save electrical savings on how you make the light. And because EFO is efficient, we’re about half the power required in that store that we’re talking about and more in other stores. It depends on which kind of fluorescent lights you use but at the Albertson’s under test  they’re using state-of-the-art fluorescent lights. We’re about half the power in that store.

LEDs in that same situation would be equal to or greater than the power based upon data that I’ve seen on LED Web sites. So we feel that what we’re going to see. Of course there are reasons that you might consider LEDs. Fluorescent lamps are very fickle. They are not very - they don’t have very good maintenance. They don’t work very well in the cold. LEDs work a lot better in the cold so the maintenance costs in terms of having to go out there and change out the LEDs is likely to be lower.  However, if you’re trying to save power though, LEDs at this point and time don’t seem to be the way to go for the two reasons that I gave you. The power source is still inside where the ice cream is trying to be kept cold. And then secondly, the amount of absolute power to create that light is higher.

Bill Gibson:	Okay, because I know in the case versus ICE versus fluorescent you make a case of maintenance savings and they’re pretty significant.

John Davenport:	Oh yes they never have to change a light bulb or a ballast inside a freezer case - again. It’s just simply changing a bulb ouside the case and the bulb lasts longer than fluorescents.

Bill Gibson:	Okay so you don’t think potential maintenance savings on LED could win somebody over versus the energy…

John Davenport:	…If there is, it’s a long time. We’ve done payback calculations and and based on where things are now, we’d both be long retired.

Bill Gibson:	Great thanks John.

John Davenport:	Thank you.

Operator:	Once again ladies and gentlemen to ask a question please press Star 1 on your telephone keypad. Your next question comes from (Robert Smith) of (Center for Performance Investments).

(Robert Smith):

Hi good morning. I got on the call quite late and I missed any comments about EFO ICE and this last question clarified some of it but I’d like to ask you, when the report is made public in two months and given the SoCal presentation in September, what’s going to happen industry-wide, I mean as far as possibilities for market opportunity coming to the fore in a more immediate sense?

John Davenport:

Well let me just answer that. The other customers are looking at, and Albertson’s in particular, are looking to the Southern Cal Edison data to validate what they’re perceiving as the saving based upon their trying it out,  in the measurements that they’ve taken so far themselves and what we’ve told them  So Cal’s dats is important because you have a utility,  who actually offers rebates, validating that data.

Other utilities, for example, Long Island will tend to take that data and use it more readily as a result. It has high credibility. So, we expect to see a much easier time convincing folks that “yes, it really works, yes it really saves money. Here’s a utility in California that’s offering rebates based on the savings that they’ve measured.”

(Robert Smith):	So…

John Davenport:	The savings seem to be significant. That’s why we are pursuing it.

(Robert Smith):	So just circling back I think you mentioned John that it was a $5 to $6 hundred million market size.

John Davenport:

Well you can get to that number pretty readily. Some of the analysts have done calculations on it. There  are  37,000 supermarkets that have 100 doors each and so it’s pretty easy to get to a number like that.

(Robert Smith):	And what about the - so you’re thinking about a retrofit market.

John Davenport:

Retrofit market. We see that as the first phase. We are however, and have been talking to OEM customers and one of them has commented on their Web Site that  if you’d like to have fiber optic lighting in your freezer case, call us, we’ll provide it.

(Robert Smith):	John, what is the annual new market opportunity.

John Davenport:	It’s a number like 10% of the number that I just gave you.

(Robert Smith):	50 million.

John Davenport:	Yeah.

(Robert Smith):	That sounds really large as far as what you’re doing now, as far as what the potential is around the corner.

John Davenport:	It is really large. Yes, that’s why we’re working on it.

(Robert Smith):	Okay great. Thanks.

John Davenport:	Thank you, Bob.

Operator:	Your next question is from (Reid Fryerman) of (Shamano Group).

(Reid Fryerman)	Yeah, I got on this call really late too, I’m sorry, but could you repeat - I gather you’ve given a date for the SoCal Edison report when you expect it?

John Davenport:

Well, we know that they’re giving a presentation in September. So, there is a hard date that they’ve got to meet or they don’t show up for the presentation. They have, howver indicated that we should see something ahead of that ..

(Reid Fryerman):	And just looking back on my notes, you said that you thought it could be published in May. That was back in April.

John Davenport:	Yeah, and that could in fact still happen.

(Reid Fryerman):	Okay.

John Davenport:	However, we’re not controlling that. It’s an independent study. And we did that on purpose. We could easily do our own study, but the credibility here is what we’re trying to gain.

(Reid Fryerman):	Sure. Thank you.

Operator:	Your next question is a follow up from (Robert Smith) of (The Centre for Performance Investment).

(Robert Smith):	Yeah, again coming on late, did you say anything about the other test, the spoilage test?

John Davenport:

No I didn’t. That’s a great question. That spoilage has been confirmed. Albertson’s basically uses the numbers that came from that study. Whole Foods basically is convinced, too.. For example, in the Toronto store as we mentioned earlier. We don’t get push-back anymore about no heat in the light being of significant benefit. And that study made a big difference.

(Robert Smith):	And so, how are you going to try and take this to the bank with evidence?

John Davenport:

Well we have been. That’s why we got into seafoods at Albertson’s. That’s why Whole Foods loves us. That’s why Safeway likes to - and wants to use it on their flowers and they’re others who want to use it on potatoes. We’re using the study...

(Robert Smith):	Yeah but John, it seems that if it’s what it is, then it would just go across a whole host of possibilities. I mean, why singular…

John Davenport:	It is, it does. It’s a matter of getting that benefit to translate into sales. But it is expected now as part of the benefits for using EFO.

(Robert Smith):	So if the store begins with a product, it would initially, it would follow on it relatively quickly to others.

John Davenport:	We’re seen that in the case of Whole Foods market.

(Robert Smith):	Yeah.

John Davenport:

In the case of Whole Foods market as soon as we got into Whole Foods, we started multiplying the departments we’re in. We started in the most temperature sensitive area, the seafood. And after that, the bakery folks noticed that their icing might not melt if they didn’t pour the heat on top of it. And it happened in cheese and it happened in other parts of the store. So the “no heat” benefit is really an important benefit and we use it as part of our discussion when we show our products to these folks.

(Robert Smith):	So the $4 to $10 million target or range has some upside depending on developments?

John Davenport:

We just talked about the kinds of quotes we have on the street. There’s tremendous upside. Last time (Ted) mentioned  proposals  in excess of $20 million, but what we need to be is conservative. Lighting is very conservative. I show, for example, the (MR-16) Adoption Curve when I’m talking about what a great product EFO is in terms of replacing (MR-16s), but you should look at that adoption curve (and if you don’t have it I’ll be glad to send it to you). It’s a slow adoption curve because folks using lighting in commercial spaces are very, very careful and it takes them time in order - even with a great product, and (MR-16’s) in their day and even now in terms of accent lighting cabaility and, the decorative effect that you get .. They are great products. But, they still took considerable time to get adopted.

(Robert Smith):	So what kind of an opportunity is the Lighting Show itself going to present to you?

John Davenport:

We’re at the lighting show, “LightFair”  on an annual basis. We meet primarily with specifiers at that show and we have a number of discussions planned with them and with others at the show. Yeah, it’s a good opportunity for us.

(Robert Smith):

And I asked you quite awhile ago about the possibility of the more popular press hooking onto this and you said you really have to have some evidence and I wonder about the SoCal study and the other spoilage study being evidence that might move some popular press to give it some publicity.

John Davenport:

Yeah, absolutely. There was one other element we needed and that is that our PR guy had to be able to spend more than lunch - (Ted) was our PR guy last year. And we’ve hired Antenna Group to help us to do exactly what you’re saying.

(Robert Smith):	Okay.

John Davenport:	Like some of these things, it takes time to translate some of those things into the popular press.

(Robert Smith):	Okay. May I dare ask about ‘07? If what the…

John Davenport:	You can ask. We’re not going to say much about ‘07 at this point. We will probably later on in the year,. But let’s see if we can get ‘06 moving here.

(Robert Smith):	But granted that John, but still the…

John Davenport:	We’re planning to grow. That’s what our thinking is. This is a growth…

(Robert Smith):	Well that’s the given, though on the other hand we always spoke about the tipping point and what the possibilities are in a huge market opportunity.

John Davenport:

Yes. And, you know, our goal is to stay ahead of the curve. We’re building - and on the next call we’ll talk a little bit more about it. We’re building our manufacturing capacity ahead of that curve - enough ahead of that curve so that we can serve the market so that we never say to a customer, “I’m sorry, we can’t do it. We’re just flat out of capacity.”

(Robert Smith):	Okay.

John Davenport:	Next time we’ll talk about that in a little bit more detail.

(Robert Smith):	Thanks. Good luck.

John Davenport:	Thank you very much Bob.

Operator:	Your next question comes from (Rob Amman) of (RK Capital).

(Rob Amman):

Yeah, you talked about the Publix relationship and their activity in front of hurricane season here. Can you just expand on that a little bit and talk about, you know, the timing of when you might be back in with that development…

John Davenport:

Hurricane season begins very soon in Florida. Remember their timing is the the beginning of hurricane season. –And, of course we’re talking to them all of the time. It’s not like we don’t talk to them. But they’re preoccupied - they have to get this out in the state of Florida for a very good reason. I can understand it completely because not having food, available creates a snowball effect. So I’m completely sympathetic with this. But when that’s under their belt, their going to have time to get back to EFO. And as I said, hurricane season begins in the summer in Florida.

(Rob Amman):	Okay. And when you say, “Get back at it,” does that mean doing installations or testing…

John Davenport:

The testing has been going very well in - at Publix. The energy savings is there. They like the look of it. I had discussions with them. I talked about it on our last call that we’re quite positive. They just got to get this thing done and - as their Senior Manager said, “You have two things to do. You have to get these generators in and then you have to get the generators in.”  So…

(Rob Amman):	Okay, so it sounds like Q3…

John Davenport:	That’s a reasonable guess.

(Rob Amman):	Okay.

John Davenport:	Very reasonable.

(Rob Amman):	And do you actually have purchase orders at this point? Are they still on that evaluation phase?

John Davenport:	No, no, we don’t have purchase orders at this point.

(Rob Amman):	Okay. And what alternative technologies are they evaluating and…

John Davenport:

One that they’ve evaluated was LED. That was one of the ones they have evaluated. They’ve also evaluated improved fluorescent lamps. I think I’ve talked about (GE Arctic) lamps for example. They have put - in fact they have a program to do a refurbishment of many stores which they put on hold. As a result - because of the positive state of the evaluation of EFO, they want EFO if their present evaluation holds.

(Rob Amman):

If things look good on that front, my understanding is that those generators are going into about half the stores. Is it just a - is it a capital resource constraint on there, or just a resource issue?

John Davenport	No, it’s a physical constraint. They’ve got to get them in, they’ve got them tested. Iit’s not like going to the hardware store and picking up a generator. They have to be failsafe.

(Rob Amman):	Sure.

John Davenport:	The - there are logistics issues associated with it. I can imagine - I mean I am sympathetic.

(Rob Amman):	Yeah, that makes sense. Finally, do you feel pretty comfortable that you’re in significant lead with respect to the other alternative technologies that they’re evaluating.

John Davenport:	Yes.

(Rob Amman):	Good.

John Davenport:	That’s - in one word, it’s yes. I mean, I am optimistic based on what I know about technology.

(Rob Amman):	Okay. Great. Thank you.

Operator:	You have a follow up question from the line of (Reid Fryerman) of (The Shamano Group).

(Reid Fryerman):	I promise, this is my last question. But do you have payback data from Albertson’s on their retrofit in the seafood department.

John Davenport:	I don’t have that in front of me, but I would be very surprised that it was greater than two years.

(Reid Fryerman):	Okay.

Operator:	There are no further questions at this time, Mr. Davenport. Do you have any closing remarks?

John Davenport:

Yes I do. I just wanted to say that the past year has been one of tremendous change for Fiberstars and change can be very upsetting, but it also could be a time of great opportunity and I believe it is an energy - in the energy conscious world we find ourselves in one where oil prices seem to have settled  in at $70 a barrel. I learned from (Jack Welch) in the early eighties at GE while GE was undergoing great change, that people can resist change or they can embrace it. And those who embrace it can, with a lot of hard work I should add that, do great things.

We are fortunate to have a great team at Fiberstars. And I include you, our investment community, when I say “great team,” one that can embrace change. I want to thank you for your patience as we move forward. I believe together, that we’ll do great things as we bring EFO into being.

Thank you for your participation in the call and on behalf of everyone at Fiberstars, for your thoughtful questions and continued support.

Operator:	Ladies and gentlemen, this concludes today’s Fiberstars Inc. First Quarter Results conference call. You may now disconnect.

END